Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FLEETCOR TECHNOLOGIES, INC.
(As Amended on, and Effective as of June 9, 2022)
(Originally Incorporated on February 3, 1998)
FIRST. The name of the corporation is FleetCor Technologies, Inc. (the “Corporation”).
SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. The nature of the business of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”) and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.
FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 500,000,000 consisting of 475,000,000 shares of common stock with a par value of $0.001 per share (hereinafter referred to as the “Common Stock”) and 25,000,000 shares of preferred stock with a par value of $0.001 per share (hereinafter referred to as the “Preferred Stock”).
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK
1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in any certificates of designations filed to establish any series of Preferred Stock.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class or series of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.
4. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). Except as otherwise required by law or provided herein, holders of Common Stock and any holders of Preferred Stock who are entitled to vote generally with the holders Common Stock, shall vote together as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

B.	PREFERRED STOCK

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)	The designation of the series, which may be by distinguishing number, letter or title.
(b)	The amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(c)	Dates at which dividends, if any, shall be payable.

(d)	The redemption rights and price or prices, if any, for shares of the series.

(e)	The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series.

(f)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(g)	Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(h)	The voting rights, if any, of the holders of shares of the series generally or upon specified events.

(i)	Any other rights, powers, preferences, privileges, qualifications, limitations or restrictions of such shares, all as the Board of Directors may deem advisable and are permitted by law.
FIFTH. The Corporation is to have perpetual existence.
SIXTH.
1. Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Corporation’s Amended and Restated Bylaws, as amended and in effect from time to time (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, but in no event shall the number of directors be less than three. Directors need not be stockholders of the Corporation.

3. Classes of Directors. The Board of Directors, other than those directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, currently consists and shall continue to consist of three classes (Class I, Class II and Class III) until the annual meeting of stockholders held in 2022, and thereafter shall consist of one class.
4. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.
5. Terms of Office. Subject to the rights of holders of any class or series of Preferred Stock, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders held in 2020, the directors whose terms expire in 2020 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2021; (ii) at the annual meeting of stockholders held in 2021, the directors whose terms expire in 2021 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2022; and (iii) at the annual meeting of stockholders held in 2022 and at each annual meeting of stockholders thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.
6. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Until the annual meeting of stockholders held in 2022, in the event of any increase or decrease in the authorized number of directors (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, resignation or removal and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. Pursuant to Section 3 of this Article Sixth, following the annual meeting of stockholders held in 2022, the Board of Directors shall consist of a single class.
7. Vacancies. Subject to the rights of holders of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances, any vacancy in the Board of Directors and any newly-created directorship, however occurring, including a newly-created directorship resulting from an enlargement of the Board of Directors, shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
8. Removal. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office, with or without cause (except for any directors who were elected prior to the annual meeting of stockholders held in 2020 or such directors’ successors elected pursuant to Section 7 of this Article Sixth (which directors can only be removed for cause)) and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.
SEVENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
EIGHTH. All actions required or permitted to be taken by the holders of Common Stock of the Corporation may be effected by the written consent of such holders pursuant to Section 228 of the DGCL, subject in all events to the provisions of this Article and the provisions of this Amended and Restated Certificate of Incorporation, as amended from time in accordance with Article TWELFTH, the provisions of the Bylaws of the Corporation, as amended from time to time with the prior approval of the Board of Directors (the “Bylaws”), and applicable law.
(a)Request For Consent Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be as fixed by the Board of Directors or as otherwise established under this Article. Any holder of Common Stock seeking to authorize or take or have stockholders authorize or take action by written consent without a meeting must, by written notice addressed to the Secretary of this Corporation, delivered to the Corporation and signed by stockholders of record holding shares representing in the aggregate at least 25% of the outstanding shares of Common Stock, provided that such shares are determined to be Net Long Shares (as defined in the Bylaws) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percent”), request that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”). If a stockholder of record is the nominee for more than one beneficial owner of shares of Common Stock of the Corporation, the stockholder of record may deliver a Request pursuant to this Article solely with respect to the shares of Common Stock owned by beneficial owners who are directing the stockholder of record to sign such Request. Following delivery of the Request from the Requisite Percent, prior to the later of (i) 20 days after delivery of a Request from the Requisite Percent and (ii) five days after delivery of all information required by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent, the Board of Directors shall adopt a resolution fixing the Consent Record Date. The Consent Record Date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and may not precede the date such resolution is adopted. If a valid Request from the Requisite Percent has been duly delivered to the Secretary of the Corporation but no Consent Record Date has been fixed by the Board of Directors by the date required by the fourth sentence of this Section (a) of this Article, the Consent Record Date, when no prior action by the Board of Directors is required under the provisions of Delaware law with respect to the action to which the Request relates, shall be the close of business on the first date (after the expiration of the time period provided by the fourth sentence of this Section (a) of this Article on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with Section (f) of this Article and Section 228 of the DGCL), except that, if prior action by the Board of Directors is required under Delaware law with respect to the action to which the Request relates, the Consent Record Date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)Public Solicitation. Any stockholder of record seeking to take action by written consent as contemplated by Section (a) of this Article (an “Initiating Stockholder”) by solicitation of 10 or more persons (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor regulation) to attain the Requisite Percent (a “Public Solicitation”), or otherwise, may engage in such a solicitation only if the Initiating Stockholder first delivers to the Secretary of the Corporation (in writing and not by electronic transmission) a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request (the “Solicitation Record Date”). The request must be sent to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested and must contain the information set forth or identified in Section (c) of this Article. Following delivery of a request for a Solicitation Record Date, the Board of Directors must, by the later of (i) 10 days after delivery of such request and (ii) 5 days after delivery of all information required by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Solicitation Record Date. The Solicitation Record Date shall be no more than 10 days after the date upon which the resolution fixing the Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a Solicitation Record Date has been duly delivered to the Secretary of the Corporation but no Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this Section (b), the Solicitation Record Date shall be the close of business on the tenth day after delivery of the valid request for the Solicitation Record Date to the Secretary of the Corporation. To be valid, any Request that has been the subject of a Public Solicitation must be delivered to the Secretary of the Corporation no earlier than the applicable Solicitation Record Date and no later than the 60th day after the applicable Solicitation Record Date.

(c)Notice Requirements. The request for a Solicitation Record Date required by Section (b) of this Article (i) must be delivered to the Secretary of the Corporation by the Initiating Stockholder, who must be a record stockholder of the Corporation as of the time the request is delivered, (ii) must contain a representation that such Initiating Stockholder plans to engage in a Public Solicitation to attain the Requisite Percent, (iii) must describe the action proposed to be taken by written consent of stockholders in reasonable detail, and (iv) must contain (x) such information, representations and completed questionnaires, to the extent applicable, then required by the Bylaws, as though such Initiating Stockholder was intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of stockholders, as applicable, and such information, representations and completed questionnaires shall be provided with respect to the Initiating Stockholder and any other person that is part of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules thereunder) with the Initiating Stockholder, and (y) the text of the proposed action to be taken (including the text of any resolutions proposed to be adopted by written consent of stockholders and, if applicable, the language of any proposed amendment to the By-laws of the Corporation). The Corporation may require any Initiating Stockholder (and any other person that is part of a group with the Initiating Stockholder) to furnish such other information as may be requested by the Corporation to determine the validity of any request for a Solicitation Record Date, the validity of any subsequently delivered Request or whether any such Request complies with law or relates to an action that may be effected by written consent. Notwithstanding anything to the contrary set forth above, if one or more persons beneficially owns the Requisite Percent without engaging in a Public Solicitation, (1) the related Request must be signed by stockholders of record that hold shares representing the Requisite Percent as of the time such Request is delivered to the Secretary of the Corporation, (2) the information required under clauses (iii) and (iv) of the first sentence of this Section (c) of this Article must be provided with respect to each stockholder submitting the Request (or the beneficial owner who is directing the stockholder of record to submit such Request) at the time such Request is delivered to the Secretary of the Corporation pursuant to Section (a) of this Article, and (3) the Corporation may require any such stockholder delivering a Request to furnish such other information as may be requested by the Corporation to determine the validity of any Request or whether such Request relates to an action that may be effected by written consent.

(d)Actions Which May Be Taken by Written Consent. The Board of Directors is not obligated to set a Consent Record Date or a Solicitation Record Date, and stockholders are not entitled to act by written consent, if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Request for such action or request for the related Solicitation Record Date is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at a meeting of stockholders held not more than 90 days before the Request for such action or request for the related Solicitation Record Date is delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the Request or request for the related Solicitation Record Date is delivered to the Corporation but not yet held or was included in such a notice for a meeting within three years prior to the receipt of a Request, (v) such Request was made, any Request was solicited or any related Public Solicitation was made, in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, (vi) after the Board fixes a Consent Record Date following the receipt of a Request, the proposed action subject to the written consent following such Request deviates in any material respect (as determined by the Board of Directors) from the action described in the notice submitted to the Corporation under (c) of this Article or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting

(e)Form and Timing of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this Section and in Section (f) of this Article as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Section (f) of this Article within 60 days of the first date on which a Consent is so delivered to this Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

(f)Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware after 60 days immediately following a Consent Record Date that has been validly fixed or establish pursuant to Section (a) of this Article. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Corporation shall not be required to accept a Consent given by electronic transmission unless (i) a paper reproduction of the Consent is delivered in accordance with the preceding sentence and (ii) any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the electronic transmission was transmitted by the stockholder and (B) the date on which such stockholder transmitted such electronic transmission. In the event of the delivery to the Corporation or its registered office in the State of Delaware of Consents, the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of this Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspector(s) with respect to such Consent, and such inspector(s) shall discharge the functions of the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, under this Article. If after such investigation the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of this Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, may, at the expense of this Corporation, retain legal counsel and any other advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)Effectiveness of Consent. No action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article and applicable law. If the Board of Directors shall determine that any Request to fix a Consent Record Date, request to fix a Solicitation Record Date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date or Solicitation Record Date and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as applicable, certify to this Corporation that the Consents delivered to this Corporation in accordance with Section w(f) of this Article, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and the Certificate of Incorporation.

(h)Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, or to prosecute or defend any litigation with respect thereto, in each case to the fullest extent permitted by law.

(i)Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article or any related provisions of the Bylaws of the Corporation applies to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(j)Manner of Consent Solicitation. Stockholders of record may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Corporation entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this Article, Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.

(k) Interpretation. The Board of Directors has the exclusive power to interpret the provisions of this Article and make all determinations deemed necessary or advisable for the administration thereof, in each case to the fullest extent permitted by law. All such interpretations and determinations shall be final, conclusive and binding on the Corporation and its stockholders.
NINTH. Special meetings of stockholders may be called at any time only by a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
TENTH. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation.
ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
TWELFTH. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law or this Amended and Restated Certificate of Incorporation and subject to Section A(4) of Article Fourth of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Amended and Restated Certificate of Incorporation.
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